Registration No. 333-278948

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-278948

UNDER

THE SECURITIES ACT OF 1933

TotalEnergies SE

(Exact name of registrant as specified in its charter)

Republic of France	98-0227345
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Phone: +33 (0)1 47 44 45 46

(Address of principal executive offices) (Zip code)

TOTAL HOLDINGS USA, INC.

2024 EMPLOYEE SHAREHOLDER PLAN

(Full Titles of the Plans)

Ms. Dawn Lannin

TotalEnergies Holdings USA, Inc.

1201 Louisiana Street, Suite 1800

Houston, Texas 77002

(713) 483-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

TotalEnergies SE (the “Registrant”) is filing this post-effective amendment (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 (No. 333-278948) (the “Registration Statement”) to deregister certain shares of the Registrant’s common stock, par value of €2.50 per share (“Common Stock”) that were registered for issuance under the TotalEnergies Holdings USA, Inc. 2024 Employee Shareholder Plan (the “2024 Plan”), which was filed with the United States Securities and Exchange Commission (the “Commission”) on April 26, 2024. The offering of securities pursuant to the Registration Statements has been completed and no securities registered under the Registration Statements remain to be sold.

The Registration Statement registered 1,900,000 shares of the Registrant’s Common Stock issuable under the 2024 Plan. As of the date of this filing, 1,518,968 shares of Common Stock remained available for issuance.

The Registration Statement is hereby amended to deregister all shares of Common Stock that were previously registered and that remain unissued under the 2024 Plan.

Concurrently with this Post-Effective Amendment, the Registrant is filing a Registration Statement on Form S-8 to register 1,900,000 shares of Common Stock authorized for grant under the TotalEnergies Holdings USA, Inc. 2025 Employee Shareholder Plan. The 2024 Plan remains in effect with respect to awards granted prior to the date of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on April 30, 2025.

TotalEnergies SE

By:	/s/ Jean-Pierre Sbraire
Name:	Jean-Pierre Sbraire
Title:	Chief Financial Officer